Exhibit 10.5

CONVERTIBLE PROMISSORY NOTE
$50,000,000	Issue Date: July 12, 2022

FOR VALUE RECEIVED, TILRAY BRANDS, INC., a Delaware corporation (the “Company” or “Tilray”), promises to pay HT INVESTMENTS MA LLC, a Delaware limited liability company (the “Holder”), or its permitted registered assigns, the principal (the “Principal”) sum of $50,000,000, or such lesser amount as shall then equal the outstanding principal amount hereof, together with simple interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to four percent (4%) per annum (the “Interest”), in each case, as provided in and subject to the other provisions of this Note, including the earlier conversion of all or any portion of this Note.  Accrued and unpaid Interest on the Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month and shall be paid in cash on the second Business Day of each of December, March, June and September following the date hereof (each, an “Interest Date”) (unless otherwise converted into Common Stock prior to such Interest Date in accordance with the other provisions of this Note).  All unpaid principal, together with the unpaid and accrued interest payable hereunder, if not converted by the provisions of Section 9, shall be due and payable on September 1, 2023 (the “Maturity Date”).  This Note is issued pursuant to that certain amended and restated assignment and assumption agreement dated as of June 14, 2022 (the “Amendment Date”), as may be further amended from time to time (the “Assignment and Assumption Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Assignment and Assumption Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.          Definitions.  As used in this Note, the following capitalized terms have the following meanings:

(a)          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)          “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c)           “Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

(d)          “Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

(e)           “Close of Business” means 5:00 p.m., New York City time.

(f)           “Commission” means the U.S. Securities and Exchange Commission.

(g)          “Common Stock Equivalents” means this Note and any options, restricted stock units or other security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for shares of Common Stock, and any option, warrant or other right to subscribe for, purchase or acquire shares of Common Stock or any security convertible into shares of Common Stock (disregarding any restrictions or limitations on the exercise of such rights).

(h)           “Conversion Price” means the quotient of (i) one thousand dollars ($1,000) divided by (ii) the Conversion Rate in effect at such time.

(i)           “Conversion Rate” initially means the number of shares of Common Stock equal to the quotient of (i) one thousand dollars ($1,000) divided by (ii) the product of (x) one-hundred and twenty-five percent (125%) multiplied by (y) the Last Reported Sale Price on the date hereof; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 9(d); provided, further, that whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

(j)            “Conversion Shares” means all shares of Common Stock that are required to be or may be issued upon conversion of outstanding Obligations under this Note.

(k)           “CSA” means the Canadian Securities Administrators.

(l)          “Equity Conditions” means, with respect to a given date of determination: (i) all shares of Common Stock to be issued in connection with the event requiring this determination (each, a “Required Minimum Securities Amount”) may be freely resold without restriction pursuant to applicable United States federal, or state securities laws; (ii) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination, the Common Stock is listed or designated for quotation (as applicable) on NASDAQ and shall not have been suspended from trading on NASDAQ (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by NASDAQ have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced, in each case, after giving effect to all applicable notice, appeal, compliance and hearing periods, (A) in writing by NASDAQ or (B) by the Company falling below the minimum listing maintenance requirements of NASDAQ on which the Common Stock is then listed or designated for quotation (as applicable); (iii) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of NASDAQ; (iv) the Holder shall not be in possession of any material, non-public information provided to it by the Company, any of its Subsidiaries or any of its affiliates, employees, officers, representatives, agents or the like; (v) on the applicable date of determination (A) the applicable Required Minimum Securities Amount of shares of Common Stock are available under the certificate of incorporation of the Company and reserved by the Company to be issued, in each case, as required pursuant to this Note, and (B) the VWAP of the Common Stock on NASDAQ on the immediately preceding Trading Day shall be equal to or greater than $2.00; (vi) no Event of Default then exists (or with the passage of time would otherwise reasonably be expected to occur), (vii) no Volume Failure then exists and (viii) the shares of Common Stock issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and, upon issuance, will be listed and eligible for trading without restriction on NASDAQ.

(m)          “Equity Conditions Failure” means, with respect to the applicable date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(n)          “Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the shares of Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the shares of Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

(o)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p)          “Fundamental Change” means any of the following events prior to the Maturity Date: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its wholly-owned Subsidiaries and the employee benefit plans of the Company and its wholly-owned Subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock, (ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a share split or consolidation) as a result of which the Common Stock would be converted into, or exchanged for, shares, stock, other securities, other property or assets; (B) any share exchange, consolidation, amalgamation, arrangement or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease, exchange or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than one of the Company’s wholly-owned Subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of the Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this (ii); (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iv) the Common Stock (or other common shares underlying this Note) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or the Toronto Stock Exchange (or any of their respective successors); provided, however, that a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the holders of Common Stock of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights, in connection with such transaction or transactions consists of common shares that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or the Toronto Stock Exchange (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions this Note becomes convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights. If any transaction in which the Common Stock are replaced by the common shares or other common equity of another entity occurs, references to the Company in this definition shall instead be references to such other entity.

(q)           “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(r)           “Last Reported Sale Price” of the shares of Common Stock (or other security for which a last reported sales price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, of more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the Nasdaq or such other principal U.S. national or regional securities exchange on which the shares of Common Stock (or such other security) are traded (the “Principal Market”).  If the shares of Common Stock (or such other security) are not listed for trading on the Nasdaq or another U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” of the shares of Common Stock (or other security for which a last reported sale price must be determined) on any date means the closing sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) per Share (or such other security) on that date as reported in composite transactions for the Toronto Stock Exchange or the other principal Canadian securities exchange on which the shares of Common Stock (or such other security) are traded.  If the shares of Common Stock (or such other security) are not listed for trading on a U.S. national or regional securities exchange or a Canadian securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per Share (or such other security) in the over-the-counter market on the relevant date as reported by The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the shares of Common Stock (or such other security) are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the shares of Common Stock (or such other security) on the relevant date from at least three nationally recognized independent investment banking firms selected by the Company for this purpose.  The “Last Reported Sale Price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

(s)          “Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the shares of Common Stock are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the shares of Common Stock or in any options contracts or futures contracts relating to the shares of Common Stock.

(t)          “Maturity Top-Up Measuring Price” means the quotient of (i) the sum of the VWAP of the Common Stock for each Trading Day during the twenty (20) Trading Day period (the “Maturity Top-Up Measuring Period”) commencing on the Maturity Date and ending on, and including, the Trading Day immediately prior to the Maturity Top-Up Date (as defined below), divided by (ii) twenty (20).  All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during any such Maturity Top-Up Measuring Period.

(u)           “Obligations” means all principal and accrued and unpaid interest due hereunder.

(v)          “Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Strategy Officer, the Chief Operating Officer, the General Counsel, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

(w)          “Open of Business” means 9:00 a.m., New York City time.

(x)          “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

(y)          “Redemption Date” means the date on which this Note is redeemed pursuant to the provisions set out herein.

(z)          “Redemption Notice Date” means the date on which a Redemption Notice is delivered as contemplated herein.

(aa)         “Redemption Price” means the VWAP on the Trading Day immediately prior to the Maturity Date.

(bb)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(cc)         “SEDAR” means the Canadian System for Electronic Document Analysis and Retrieval.

(dd)         “Significant Subsidiary” means, with respect to any Person, a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

(ee)         “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(ff)          “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on NASDAQ, or, if NASDAQ is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder, or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(gg)        “Volume Failure” means, with respect to a particular date of determination, the quotient of (x) the sum of the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on each Trading Day during the twenty (20) Trading Day period ending and including such date of determination on the Principal Market, divided by (y) twenty (20), is less than $3,000,000.

(hh)        “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on NASDAQ (or, if NASDAQ is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, LP through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, LP, or, if no dollar volume-weighted average price is reported for such security by Bloomberg, LP for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices).  If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2.          Payment; No Early Redemption or Prepayment; Fundamental Change.

(a)         Provided a Conversion Notice in respect of all of the Obligations has not been submitted and is then pending, on the 60th calendar day immediately before the Maturity Date, the Company will provide written notice to the Holder (the “Redemption Notice”) of the Company’s intention to redeem (a “Redemption”) this Note by paying the Holder the outstanding Obligations under this Note as of the Maturity Date (the “Redemption Amount”), (A) if no unwaived Equity Conditions Failure exists as of the date of such Redemption Notice or at any time during the twenty (20) Trading Days immediately prior to, and including, the Maturity Date (an “Equity Conditions Maturity Failure”), subject to Section 2(d) below, in such aggregate number of shares of Common Stock (the “Maturity Shares”) equal to the quotient of (i) such portion of the Redemption Amount being converted, divided by (ii) the Redemption Price, or, at the option of the Company, in whole, or in part, (B) in cash by wire transfer of immediate funds, in each case, subject to adjustment for any portion of the Obligations under this Note optionally converted by the Holder into Conversion Shares prior to the Maturity Date pursuant to Section 9(a) below.  Any portion of the Redemption Amount that the Company elects to (or is required to, if an unwaived Equity Conditions Maturity Failure exists) pay in cash shall be paid on the Maturity Date.  Subject to Section 2(d) below, the Company shall deliver the Maturity Shares to the Holder on or prior to the second (2nd) Trading Day after the Maturity Date.  If an Equity Conditions Maturity Failure occurs after the date of the Redemption Notice, and prior to the Maturity Date, the Company shall deliver written notice to the Holder specifying that an Equity Conditions Maturity Failure has occurred (with reasonable detail of such Equity Conditions Maturity Failure) and if the Holder fails to waive such Equity Conditions Maturity Failure, the Redemption Amount shall be satisfied in full in cash on the Maturity Date.  If the Company fails to deliver to the Holder a Redemption Notice on or prior to the 60th calendar day immediately before the Maturity Date, the Company shall be deemed to have delivered a Redemption Notice electing to pay the Holder the outstanding Obligations under this Note as of the Maturity Date in cash.

(b)          Twenty (20) Trading Days after the Maturity Date (the “Maturity Top-Up Date”), if the quotient of (x) the Redemption Amount (less any amounts satisfied or to be satisfied in cash) divided by (y) the Maturity Top-Up Measuring Price is a number (the “Maturity Top-Up Measurement Amount”) greater than the number of Maturity Shares issued at the Maturity Date pursuant to Section 2(a) of this Note (the difference of (A) the Maturity Top-Up Measurement Amount less (B) the number of Maturity Shares issued at the Maturity Date pursuant to Section 2(a) of this Note, the “Maturity Top-Up Difference”),

(i)          if the Company has elected in the Redemption Notice to pay the consideration due to the Holder on the Maturity Top-Up Date in cash (or an unwaived Equity Conditions Failure exists at any time during the twenty (20) Trading Day period ending, and including, the Maturity Top-Up Date) (collectively, an “Equity Conditions Top-Up Failure”), on the Maturity Top-Up Date the Company shall pay to the Holder cash equal to the product of (I) the Maturity Top-Up Difference and (II) the Maturity Top-Up Measuring Price (the “Maturity Top-Up Cash Amount”); or

(ii)          if the Company has elected in the Redemption Notice to pay such consideration due to the Holder in additional shares of Common Stock (the “Maturity Top-Up Shares”) and no unwaived Equity Conditions Top-Up Failure then exists, the Company will issue to the Holder such number of Maturity Top-Up Shares equal to the Maturity Top-Up Difference (subject to reduction as provided in this paragraph); provided that (A) such aggregate number of Maturity Top-Up Shares to be issued shall be reduced, as necessary, such that the sum of (x) the Maturity Top-Up Shares in such issuance, (y) the Maturity Shares previously issued and (z) the shares of Common Stock previously issued to the Holder pursuant to the Optional Conversion Right, shall not result in the issuance of more than 20,000,000 Conversion Shares hereunder (subject to adjustment for any stock splits, stock dividends or similar transaction) (the “Maximum Maturity Top-Up Shares”), and (B) in lieu of the issuance of such Maturity Top-Up Shares in excess of the Maximum Maturity Top-Up Shares that are reduced due to the preceding provision (such aggregate number of Maturity Top-Up Shares subject to such reduction, the “Reduced Maturity Top-Up Share Amount”) the Company shall also pay to the Holder on the Maturity Top-Up Date a cash amount (the “Remaining Maturity Top-Up Cash Amount”) equal to the product of (1) such Reduced Maturity Top-Up Share Amount and (2) the Maturity Top-Up Measuring Price, and (C) notwithstanding the foregoing, if an Equity Conditions Top-Up Failure exists as of the Maturity Top-Up Date (that is not waived by the Holder), in lieu of issuing any Maturity Top-Up Shares, the Company shall pay the Holder on the Maturity Top-Up Date in cash the Maturity Top-Up Cash Amount.

(c)          After the closing of business on the Trading Day immediately prior to the Maturity Top-Up Date, the Company shall deliver a written notice to the Holder (the “Maturity Top-Up Equity Eligibility Certification Notice”), certified by a duly authorized officer of the Company, certifying that (x) if in the Redemption Notice the Company has previously elected to pay such consideration due to the Holder in additional shares of Common Stock, (1) no Equity Conditions Top-Up Failure then exists (or no unwaived Equity Conditions Top-Up Failure exists, as applicable), (2) the aggregate number of Maturity Top-Up Shares to be issued on the Maturity Top-Up Date, and (3) the Remaining Maturity Top-Up Cash Amount to be paid to the Holder in cash on the Maturity Top-Up Date, if any, or (y) if in the Redemption Notice the Company has elected to pay such consideration due to the Holder in additional shares of Common Stock and an Equity Conditions Top-Up Failure exists (to the extent not waived by the Holder) or the Company has elected in the Redemption Notice to pay such consideration due to the Holder in cash, the aggregate Maturity Top-Up Cash Amount (in each case, including reasonable calculations and backup with respect thereto).  For the avoidance of doubt, (x) if an unwaived Equity Conditions Top-Up Failure then exists, the Maturity Top-Up Equity Eligibility Certification Notice shall also state that, unless the Holder waives such Equity Conditions Top-Up Failure, no additional Maturity Top-Up Shares shall be issued and the Holder shall receive a cash amount equal to the Maturity Top-Up Cash Amount, and (y) the Holder may deliver a written waiver (which may be an e-mail) of such Equity Conditions Top-Up Failure at any time prior to 12:00 P.M., New York city time on such Maturity Top-Up Date (or, if later, at least twelve (12) hours after the Holder’s receipt of the Maturity Top-Up Equity Eligibility Certification Notice). To the extent the Company is required (or has properly elected) to deliver Maturity Top-Up Shares to the Holder in accordance herewith, on or prior to the Maturity Top-Up Date, the Company shall cause its transfer agent, through the DTC Fast Automated Securities Transfer Program, to credit such aggregate number of Maturity Top-Up Shares to the Holder’s (or its designee’s) balance account with DTC through its Deposit/Withdrawal at Custodian system.  If the Company fails to deliver to the Holder on the Trading Day immediately prior to the Maturity Top-Up Date a Maturity Top-Up Equity Eligibility Certification Notice the Company shall be deemed to have delivered a Maturity Top-Up Equity Eligibility Certification Notice certifying that no Equity Conditions Top-Up Failure exists.

(d)          Notwithstanding the foregoing, if the Maturity Shares or Maturity Top-Up Shares required to be issued on any date of determination would result in the Holder together with the other Attribution Parties, collectively, beneficially owning in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding, as evidenced by a written notice by the Company to the Holder (such notice, a “Blocker Notice”), (A) the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, (B) the Holder shall not have the power to vote or to transfer the Excess Shares, and (C) the Holder’s right to receive such Excess Shares shall be held in abeyance for the benefit of the Holder until such time or times, if ever, but in no event later than the 60th calendar day (subject to an extension on a day-by-day basis for any calendar day on which the Company fails to satisfy any unwaived Equity Condition either occurring during such period or such extensions, as applicable) after (x) with respect to any Maturity Top-Up Shares, the Maturity Top-Up Date or (y) with respect to any Maturity Shares, the Maturity Date, as the Holder’s right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage (as evidenced by a written notice to the Company by the Holder, each, a “Blocker Release Notice”).  Upon the Company’s receipt of a Blocker Release Notice, the Excess Shares shall be deemed to be owned by the Holder, regardless of the date of actual delivery of such Excess Shares. The Company shall deliver any Excess Shares subject to a Blocker Notice to the Holder (or its designee) no later than the second (2nd) Trading Day after the date of receipt of such Blocker Release Notice. If the Holder delivers a Blocker Notice to the Company, all conditions to the issuance of the Excess Shares, including the Equity Conditions, shall be deemed to have been satisfied on the Trading Day immediately prior to the (x) with respect to any Maturity Top-Up Shares, the Maturity Top-Up Date or (y) with respect to any Maturity Shares, the Maturity Date.

(e)          All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares, as applicable, and delivered to the Holder at the address or bank account furnished to the Company for that purpose. All payments shall be applied first to (i) accrued and unpaid interest, and thereafter, to (ii) principal.

(f)          The Company shall not be permitted to redeem or repay this Note prior to the Maturity Date without the prior written consent of the Holder.

3.          No Security Interest. This Note shall be unsecured.

4.          [Reserved].

5.          Registered Form.  This Note and any note issued in exchange therefor or in substitution thereof will be in registered form.

6.          Covenants.

(a)          Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal (including the Redemption Amount, if applicable) of, and accrued and unpaid interest on, this Note at the places, at the respective times and in the manner provided herein.

(b)          Existence. Subject to Section 8 of this Note, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

(c)          Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

(d)          Conversion Shares. The Company covenants that all shares of Common Stock issued upon conversion of this Note will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.  The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of this Note require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(e)          Listing. The Company covenants that if at any time its shares of Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will list and keep listed, so long as its shares of Common Stock shall be so listed on such exchange or automated quotation system, any shares of Common Stock issuable upon conversion of this Note.

(f)          Resale of Securities. The Holder agrees that it will not re-sell or make the first trade in this Note or the Conversion Shares in Canada or through the facilities of the Toronto Stock Exchange.  For the avoidance of doubt, the parties hereto acknowledge and agree that any sales of Conversion Shares in the United States or through the facilities of NASDAQ are not subject to any such restrictions.

7.          Events of Default.

(a)          Events of Default. Each of the following events shall be an “Event of Default” with respect to this Note:

(i)          default in the payment of principal or accrued interest of this Note when due and payable on the Maturity Date, upon any redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(ii)          failure by the Company to comply with its obligation to convert this Note in accordance with the terms hereof upon exercise of the Holder’s conversion right and such failure continues for a period of three (3) Business Days;

(iii)          failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 11 of this Note when due;

(iv)          failure by the Company to comply with its obligations under Section 8 of this Note;

(v)          failure by the Company for 60 days after written notice from the Holder has been received by the Company to comply with any of its other agreements contained in the this Note;

(vi)          default by the Company or any Subsidiaries of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable, at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(vii)          a final judgment or judgments for the payment in excess of $15,000,000 (or its foreign currency equivalent) (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Subsidiary of the Company, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(viii)          the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(ix)          an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days.

(b)          Acceleration; Rescission and Annulment.

(i)          If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 7(a)(viii) or Section 7(a)(ix) with respect to the Company), unless the principal of this Note shall have already become due and payable, the Holder, by notice to the Company, may declare 100% of the principal of, and accrued and unpaid interest on, this Note to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Note to the contrary notwithstanding. If an Event of Default specified in Section 7(a)(viii) or Section 7(a)(ix) with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Note shall become and shall automatically be immediately due and payable.

(ii)          The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of this Note shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, and if (x) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (y) any and all existing Events of Default under this Note, other than the nonpayment of the principal of and accrued and unpaid interest, if any, on this Note that shall have become due solely by such acceleration, shall have been cured or waived, then and in every such case (except as provided in the immediately succeeding sentence) the Holder, by notice to the Company, may waive all Defaults or Events of Default with respect to this Note and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

(c)          Payment of Note on Default; Suit Therefor.

(i)          If an Event of Default shall have occurred and be continuing, the Company shall, upon demand of the Holder, pay to the Holder, the whole amount then due and payable on this Note for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by this Note at such time. If the Company shall fail to pay such amounts forthwith upon such demand, the Holder may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company upon this Note, wherever situated.

(ii)          In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company on this Note under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company, or in the event of any other judicial proceedings relative to the Company upon this Note, or to the creditors or property of the Company or such other obligor, the Holder, irrespective of whether the principal of this Note shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Holder shall have made any demand pursuant to the provisions of this Section 7(c), shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of this Note, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Holder allowed in such judicial proceedings relative to the Company on this Note, its creditors, or its property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holder may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(d)          Proceedings by Holder. The Holder shall have the right to institute suit for the enforcement of its right to receive payment or delivery, as the case may be, of (x) the principal (including the Redemption Amount, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, this Note, on or after the respective due dates expressed or provided for in this Note, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of the Holder.

(e)          Remedies Cumulative and Continuing. All powers and remedies given by this Section 6 to the Holder shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Holder, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6(d), every power and remedy given by this Section 6 or by law to the Holder may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

8.          Consolidation, Merger, Amalgamation, Sale, Conveyance and Lease.

(a)          Company May Consolidate, Etc. on Certain Terms.  Subject to the provisions of Section 7(b), the Company shall not consolidate or amalgamate with, undertaking an arrangement with, or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person, unless:

(i)          the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall expressly assume all of the obligations of the Company under this Note; and

(ii)          immediately after giving effect to such transaction, no Event of Default has occurred and is continuing under this Note.

(iii)          For purposes of this Section 7(a), the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.

(b)          Successor Corporation to Be Substituted. In case of any such consolidation, merger, amalgamation, arrangement, sale, conveyance, transfer or lease and upon the assumption by the Successor Company (if not the Company), of the due and punctual payment of the principal of and accrued and unpaid interest on this Note, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of this Note and the due and punctual performance of all of the covenants and conditions of this Note to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and may thereafter exercise every right and power of the Company under this Note.

9.          Conversion.  This Note shall be convertible, prior to the Maturity Date, into shares of Common Stock on the terms and subject to the conditions set forth in this Section 9 or as contemplated in Section 2 of this Note.

(a)          Optional Conversion Right.  The Holder has the right (the “Optional Conversion Right”), from time to time, at any time on or prior to 5:00 p.m. (New York time) on the second (2nd) Trading Day immediately preceding the Maturity Date to convert all or any portion of unpaid principal and accrued and unpaid interest under this Note (such amount, the “Conversion Amount”) into the number of Conversion Shares equal to the quotient of (i) the Conversion Amount divided by (ii) the Conversion Price; provided that such aggregate number of such Conversion Shares shall be reduced, as necessary, such that the aggregate number of shares of Common Stock issued to the Holder pursuant to the Optional Conversion Right shall not result in the issuance of more than 20,000,000 Conversion Shares (subject to adjustment for any stock splits, stock dividends or similar transaction) to the Holder under this Note without the prior written consent of the Company (the “Maximum Conversion Shares”), and in lieu of the issuance of such number of Conversion Shares in excess of the Maximum Conversion Shares (such aggregate reduced number of Conversion Shares, the “Reduced Conversion Share Amount”) the Company shall pay to the Holder a cash amount equal to the product of (x) such Reduced Conversion Share Amount and (y) the VWAP of the Common Stock as of the applicable Conversion Date (as defined below).

(b)          Mechanics of Conversion.

(i)          To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall transmit by email or facsimile with confirmation of delivery (or otherwise deliver by method set forth in Section 11 of the Assignment and Assumption Agreement), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company.  On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall (A) provided that the Company’s transfer agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii)          No fractional shares shall be issued upon conversion of this Note. Upon the conversion of all of the Obligations outstanding under this Note, in lieu of issuing any fractional shares to the Holder, the number of shares issued to the Holder shall be rounded to the nearest whole share.  Upon full conversion or redemption of this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

(c)          Limitations on Conversions.  Notwithstanding anything to the contrary contained herein, the Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (x) conversion of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 9(c).  For purposes of this Section 9(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

(d)          Adjustments to the Conversion Rate.

(i)          Events Requiring an Adjustment to the Conversion Rate.  The Conversion Rate will be adjusted from time to time as follows:

(1)          Stock Dividends, Splits and Combinations.  If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Company effects a stock split or a stock combination of the shares of Common Stock (in each case excluding an issuance solely pursuant to a Fundamental Change, as to which Section 11 will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

Any adjustment made under this Section 9(d)(i)(1) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or stock combination, as applicable. If any dividend, distribution, stock split or stock combination of the type described in this Section 9(d)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)          Rights, Options and Warrants.  If the Company distributes, to all or substantially all holders of shares of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Sections 9(d)(i)(3)(a) and 9(d)(v) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

Any increase made under this Section 9(d)(i)(2) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such issuance. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.  To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 9(d)(i)(2), in determining whether any rights, options or warrants entitle holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors in good faith.

(3)          Spin-Offs and Other Distributed Property.

(a)          Distributions Other than Spin-Offs.  If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the shares of Common Stock, excluding:

(v)          dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 9(d)(i)(1) or Section 9(d)(i)(2);

(w)          dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 9(d)(i)(4);

(x)          rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 9(d)(v);

(y)          Spin-Offs for which an adjustment to the Conversion

Rate is required pursuant to Section 9(d)(i)(3)(b); and

(z)          a distribution solely pursuant to a shares of Fundamental Change, as to which Section 11 will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Board of Directors in good faith), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal of this Note held by the Holder on the record date for such distribution, at the same time and on the same terms as holders of shares of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that the Holder would have received if the Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

Any increase made under the portion of this this Section 9(d)(i)(3) above shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)          Spin-Offs.  If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the shares of Common Stock (other than solely pursuant to a Fundamental Change, as to which Section 11 will apply), and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to shares of Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 9(d)(i)(3)(b) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect.  If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 9(d)(i)(3)(b) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)          Cash Dividends (Other than in the Ordinary Course) or Distributions.  If any cash dividend or distribution is made to all or substantially all holders of shares of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal of this Note held by the Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of shares of Common Stock, the amount of cash that the Holder would have received if the Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

Any increase pursuant to this Section 9(d)(i)(4) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)          Tender Offers or Exchange Offers.  If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time (as defined below) by the Board of Directors in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors in good faith) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 9(d)(i)(5), except to the extent provided in the immediately following paragraph.  The adjustment to the Conversion Rate pursuant to this Section 9(d)(i)(5) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect.  If a Note is converted and the Conversion Date occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)          No Adjustments in Certain Cases.

(1)          Where the Holder Participates in the Transaction or Event Without Conversion.  Notwithstanding anything to the contrary in Section 9(d)(i), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 9(d)(i) (other than a stock split or combination of the type set forth in Section 9(d)(i)(1) or a tender or exchange offer of the type set forth in Section 9(d)(i)(5)) if the Holder participates, at the same time and on the same terms as holders of shares of Common Stock, and solely by virtue of being the Holder of this Note, in such transaction or event without having to convert this Note and as if the Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate Principal (expressed in thousands) of this Note held by the Holder on such date.

(2)          Certain Events.  The Company will not adjust the Conversion Rate except as provided in this Section 9(d).  Without limiting the foregoing, the Company will not adjust the Conversion Rate on account of:

(a)          the sale of shares of Common Stock, even if the purchase price is less than the market price per share of the shares of Common Stock or less than the Conversion Price;

(b)          the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(c)          the issuance of any shares of Common Stock, restricted stock, or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(d)          the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the date hereof (other than an adjustment pursuant to Section 9(d)(i)(3)(a) in connection with the separation of rights under the Company’s stockholder rights plan existing, if any, as of the date hereof);

(e)          solely a change in the par value of the shares of Common Stock; or

(f)          accrued and unpaid interest, if any, on this Note.

(iii)          Adjustments Not Yet Effective.  Notwithstanding anything to the contrary in this Note, if:

(1)          this Note is to be converted into Conversion Shares, in whole or in part, in accordance herewith (the date of any shares are to be issued pursuant to such conversion, in the aggregate, each a “Delivery Date”);

(2)          the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 9(d)(i) has occurred on or before an applicable Delivery Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Delivery Date; and

(3)          such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Delivery Date.  In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(iv)          Conversion Rate Adjustments where the Converting Holder Participates in the Relevant Transaction or Event.  Notwithstanding anything to the contrary in this Note, if:

(1)          a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 9(d)(i);

(2)          a Note is to be converted into Conversion Shares, in whole or in part, in accordance herewith; and

(3)          an applicable Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date then (x) such Conversion Rate adjustment will not be given effect for such conversion; (y) the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(v)          Stockholder Rights Plans.  If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under this Note upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the shares of Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 9(d)(i)(3)(a) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the shares of Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(vi)          Limitation on Effecting Transactions Resulting in Adjustments.  The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted (x) pursuant to this Section 9(d) without the prior consent of the Holder, which the Holder may grant or withhold in its sole discretion or (y) to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(vii)          Equitable Adjustments to Prices.  Whenever any provision of this Note requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 9(d)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(viii)          Calculation of Number of Outstanding Shares of Common Stock.  For purposes of this Section 9(d), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(ix)          Calculations.  All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(x)          Notice of Conversion Rate Adjustments.  Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 9(d)(i), the Company will promptly send notice to the Holder containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

10.          Rights upon Other Corporate Events; Distributions of Assets.

(a)          Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Change pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder.  The provisions of this Section 10(a) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b)          Distribution of Assets.  In addition to any adjustments pursuant to Section 9(d) above, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

11.          Offer to Repurchase Note Upon a Fundamental Change.

(a)          If a Fundamental Change occurs at any time prior to the Maturity Date, the Company will be required to offer to repurchase for cash the Note on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the related Fundamental Change Company Notice (or such other date as the Company and the Holder shall mutually agree in writing) at a repurchase price equal to 105% of the then outstanding principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

(b)          On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, but not prior to the public announcement of such Fundamental Change, the Company shall provide to the Holder a written notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the resulting repurchase right. Each Fundamental Change Company Notice shall specify:

(i)          the events causing the Fundamental Change;

(ii)          the effective date of the Fundamental Change;

(iii)          the last date on which a Holder may exercise the repurchase right pursuant to this Section 11;

(iv)          the Fundamental Change Repurchase Price;

(v)          the Fundamental Change Repurchase Date; and

(vi)          the procedures the Holder must follow to require the Company to repurchase this Note.

(c)          No failure of the Company to give the foregoing notices (which failure, for the avoidance of doubt, shall result in an Event of Default under Section 7(a)(iii)) and no defect therein shall limit the Holder’s repurchase rights or affect the validity of the proceedings for the repurchase of this Note pursuant to this Section 11.

(d)          To exercise the Fundamental Change repurchase right under this Section 11, the Holder shall deliver to the Company a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form attached hereto as Exhibit B. The Fundamental Change Repurchase Notice shall state the portion of the principal amount of this Note to be repurchased, which must be $1,000 or an integral multiple thereof.

(e)          Notwithstanding anything herein to the contrary, the Holder shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Company specifying (i) the principal amount of this Note with respect to which such notice of withdrawal is being submitted, which must be in principal amounts of $1,000 or an integral multiple thereof, and (ii) the principal amount, if any, of this Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000.

12.          Reservation of Authorized Shares. So long as the Note remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Note to the extent then outstanding (assuming such Note remain outstanding until the Maturity Date) at the Conversion Price then in effect (the “Required Reserve Amount”).

13.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).  No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

14.          Noncircumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note.

15.          Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original principal amount hereof.

16.          Judgment Currency.

(a)          If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 16 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i)          the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)          the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 16(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b)          If in the case of any proceeding in the court of any jurisdiction referred to in Section 16(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)          Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

17.          Severability.  If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

18.          Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

19.          Reissuance of this Note.

(a)          Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company with such other documents as the Company may reasonably require, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 19 following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.  Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Holder may not split, assign and/or transfer this Note (other than to an affiliate of the Holder) without the prior consent of the Company; provided, that, for the avoidance of doubt, the Holder shall have no restrictions herein on the transfer of any Conversion Shares issued or issuable upon conversion of this Note.

(b)          Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c)          Note Exchangeable for Different Denominations.  Subject to the last sentence of Section 19(a) above, this Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d)) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)          Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issue Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal and Interest of this Note, from the date hereof.

20.          Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.  Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found.  Unless expressly indicated otherwise, all section references are to sections of this Note.

21.          Failure or Indulgence not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.  Notwithstanding the foregoing, nothing contained in this Section 21 shall permit any waiver of any provision of Section 2(d) or 9(c).

22.          Amending the Terms of this Note.  Except for Section 2(d) or 9(c), which may not be amended, modified or waived by the parties hereto, the prior joint written consent of the Company and the Holder shall be required for any change, waiver or amendment to this Note.

23.          Notices; Currency; Payments.

(a)          Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 12 of the Assignment and Assumption Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)          Currency.  All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars.  All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)          Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.

24.          Cancellation.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

25.          Waiver of Notice.  To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

26.          Successors and Assigns.  Subject to the restrictions on transfer described herein, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the permitted successors, assigns, heirs, administrators and transferees of the parties.  This Note and any Conversion Shares issued or issuable upon conversion of this Note shall not be offered, sold, assigned or transferred by the Holder without the prior written consent of the Company.

27.          Treatment of Note.  To the extent permitted by generally accepted accounting principles, the Company will treat, account and report this Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

28.          No Rights as Stockholder.  This Note, as such, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.  In the absence of conversion of this Note into Common Stock, no provisions of this Note, and no enumeration of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

29.          Expenses; Waivers.  If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

30.          Note Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on this Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the issue of this Note.

31.          Disclosure.  Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of written notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries.

32.          Absence of Disclosure Restrictions.  The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no duty or obligation to maintain the confidentiality of any information provided by the Company.

33.          Miscellaneous.  The terms and provisions of Section 15 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), Section 16 (Miscellaneous), Section 17 (Counterparts; Electronic Signatures), Section 18 (Rules of Construction), Section 19 (Payment Set Aside; Currency; Fractional Share), and Section 21 (Entire Agreement) of the Assignment and Assumption Agreement shall be deemed to apply, mutatis mutandis, to this Note.

34.          Trust Indenture Act. The Holder acknowledges that this Note is being issued without an indenture pursuant to an exemption to the Trust Indenture Act of 1939, as amended (the “TIA”), and as a result, the Holder will not be afforded the benefits and protections of the TIA, including the appointment of a suitable independent and qualified trustee

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be issued as of the date first set forth above.

TILRAY BRANDS, INC.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: Global General Counsel

[Signature Page to Convertible Promissory Note]

ACKNOWLEDGED AND AGREED:

HT INVESTMENTS MA LLC

By:	/s/ Eric Helenek
Name: Eric Helenek
Title: Authorized Signatory

[Signature Page to Convertible Promissory Note]

EXHIBIT A
Form of Conversion Notice

HT Investments MA LLC
221 River Street, 9th Floor,
Hoboken, NJ 07030

Tilray Brands, Inc.	Date:
655 Madison Avenue, Suite 1900 New York, NY, 10065, United States

CONVERSION NOTICE

The above-captioned Holder hereby gives notice to Tilray Brands, Inc., a Delaware corporation (the “Company”), pursuant to that certain Convertible Promissory Note made by the Company in favor of the Holder on [♦], 2022 (the “Note”), that the Holder elects to redeem all or a portion of this Note in Conversion Shares as set forth below.

CONVERSION INFORMATION

A.	Conversion Date: ____________, 202_
B.	Conversion Amount: ____________
C.	Conversion Price: _______________
D.	Conversion Shares: _______________ (B divided by C)
E.	Remaining Outstanding Balance of Note: ____________ *

*Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Assignment and Assumption Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Sincerely,

Holder:

HT Investments MA LLC

By:
Name:
Title:

Exhibit A – Form of Conversion Notice	A-1

EXHIBIT B
Form of Fundamental Change Repurchase Notice

HT Investments MA LLC
221 River Street, 9th Floor,
Hoboken, NJ 07030

Tilray Brands, Inc.	Date:
655 Madison Avenue, Suite 1900 New York, NY, 10065, United States

FUNDAMENTAL CHANGE REPURCHASE NOTICE

The above-captioned Holder hereby acknowledges receipt of a notice from Tilray Brands, Inc., a Delaware corporation (the “Company”), pursuant to that certain Convertible Promissory Note made by the Company in favor of the Holder on [♦], 2022 (the “Note”), as to the occurrence of a Fundamental Change with respect to the Company and specifying its offer to repurchase the Note, and hereby accepts such offer and requests and instructs the Company to pay to the above-captioned Holder in accordance with Section 10 of the Note (1) the entire outstanding principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note.

Sincerely,

Holder:

HT Investments MA LLC

By:
Name:
Title:

Principal amount to be repaid (if less than all): ___________________

Exhibit B – Form of Fundamental Change Repurchase Notice	B-1